As filed with the Securities and Exchange Commission on June 26, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Endwave Corporation
(Exact name of registrant as specified in its charter)

Delaware	95-4333817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

130 Baytech Drive
San Jose, CA 95134
(408) 522-3100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Edward A. Keible
President and Chief Executive Officer
Endwave Corporation
130 Baytech Drive
San Jose, CA 95134
(408) 522-3100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Jodie M. Bourdet
Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, CA 94111
(415) 693-2000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Share(2)	Offering Price(2)	Fee
Common Stock, $0.001 par value per share(1)	4,102,247	$11.05	$45,329,829	$1,391.63

(1)	Each share of common stock includes an associated preferred stock purchase right under the Rights Agreement, dated December 1, 2005, between the registrant and Computershare Trust Company, as rights agent.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on June 20, 2007, as reported on The NASDAQ Global Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 26, 2007

PROSPECTUS

Endwave Corporation

4,102,247 Shares

Common Stock

This prospectus is being used in connection with the offering from time to time by the selling stockholders of up to 4,102,247 shares of our common stock, par value $0.001 per share.

The selling stockholders intend to offer the shares in an underwritten offering or registered direct offering, as more fully described in this prospectus. You should read the prospectus carefully before you invest.

We will not be entitled to any of the proceeds from the sale of the shares.

Our common stock is traded on The NASDAQ Global Market under the symbol “ENWV.” As of June 25, 2007 the market price of our common stock was $11.54 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves risks and uncertainties. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of this prospectus and under similar headings in each prospectus supplement and the other documents that are incorporated in this prospectus by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and on the information contained in any prospectus supplements. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus or such supplements. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, and the information in any prospectus supplement is accurate only as of the date of such supplement, regardless of the time of delivery of this prospectus or any such supplement or any sale of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, any supplements to this prospectus and other documents that are and will be incorporated into this prospectus contain forward-looking statements within the meaning of Section 17A of the Securities Act of 1933 (the “Securities Act”) and within the meaning of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), that are subject to the “safe harbor” created by those sections. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “plan,” “potential,” “predict” or “will,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties are attributable to, among other things: our ability to achieve and maintain profitability; our customer and market concentration; our ability to penetrate new markets; fluctuations in our operating results from quarter to quarter; our reliance on third-party manufacturers and semiconductor foundries; acquiring businesses and integrating them with our own; component, design or manufacturing defects in our products; and our dependence on key personnel. In addition, you should consider our forward-looking statements in light of the risks discussed under the heading “Risk Factors” below and in documents incorporated herein by reference, including our consolidated financial statements, related notes and other financial information appearing in our other filings and documents incorporated herein by reference. Because of the risks and uncertainties referred to above, actual results or outcomes could differ materially from those expressed in any forward-looking statements made by us or on our behalf and you should not place undue reliance on any forward-looking statements. Given these risks and uncertainties, we caution you not to place undue reliance on such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus or the date of any prospectus supplement that include forward-looking statements.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus and any supplements to this prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus or any such supplements, before making an investment decision.

Endwave Corporation

We design, manufacture and market radio frequency, or RF, modules that enable the transmission, reception and processing of high frequency signals in telecommunication networks, defense electronics and homeland security systems. As used in this prospectus, “we,” “us,” “our,” “Endwave” and words of similar import refer to Endwave Corporation and, except where the context otherwise requires, its consolidated subsidiaries, Endwave Defense Systems Incorporated (formerly JCA Technology, Inc.) and ALC Microwave, Inc.

Most of our RF modules are deployed in telecommunication networks, including current and next-generation cellular networks, carrier class trunking networks and point-to-point transmission networks. Our target customers for these applications are telecommunication network original equipment manufacturers and systems integrators, collectively referred to in this prospectus as telecom OEMs. Telecom OEMs provide the wireless equipment used by service providers to deliver voice, data and video services to businesses and consumers. Telecom OEMs that purchased our products accounted for 84% of our total revenues during 2006 and included Allgon Microwave AB, Nera ASA, Nokia, Siemens AG and Stratex Networks, Inc.

Our RF modules are also designed into various applications outside of the telecommunication network market, including defense electronics and homeland security systems. Our target customers in the defense electronics market include defense systems integrators and their subcontractors that design aerospace systems, defense systems, weapons and electronics platforms for domestic and foreign defense customers. Our target customers in the homeland security market include those customers that are utilizing the properties of high-frequency RF to create new capabilities designed to detect security threats. In this prospectus, we refer to our target customers in the defense electronics and homeland security markets as defense and homeland security systems integrators. Revenues from this group of customers, including The Boeing Company, L-3 SafeView Inc., Lockheed Martin Corporation, Northrop Grumman Corporation and Raytheon Company, accounted for 16% of our total revenues in 2006.

Our high-frequency RF module designs can accommodate a wide range of component performance and assembly process variations, resulting in ease of manufacture and high test yields. These attributes, coupled with our automated test systems, allow us to use cost-effective, offshore contract manufacturers to assemble and test the majority of our products. Our RF modules are typically used in high-frequency applications and include integrated transceivers, amplifiers, synthesizers, oscillators, up and down converters, frequency multipliers and microwave switch arrays.

We were originally incorporated in California in 1991 and reincorporated in Delaware in 1995. In March 2000, we merged with TRW Milliwave Inc., a RF subsystem supplier that was a wholly-owned subsidiary of TRW Inc. In connection with the merger, we changed our name from Endgate Corporation to Endwave Corporation. On October 17, 2000, we successfully completed the initial public offering of our common stock. Our principal executive offices are located at 130 Baytech Drive, San Jose, California 95134, and our telephone number is (408) 522-3100.

RISK FACTORS

Investing in our common stock involves risks and uncertainties. You should review carefully the risks and uncertainties described below and under similar headings in each prospectus supplement and the other documents that are incorporated in this prospectus by reference.

Risks Relating to Our Business

We have had a history of losses and may not be profitable in the future.

We have had a history of losses. We had a net loss of $780,000 for the first quarter of 2007. We also had net losses of $1.3 million and $874,000 for the years ended December 31, 2006 and 2005, respectively. There is no guarantee that we will achieve or maintain profitability in the future.

We depend on a small number of key customers in the telecommunications industry for a large portion of our revenues. If we lose any of our major customers, particularly Nera, Nokia or Siemens, or there is any material reduction in orders for our products from any of these customers, our business, financial condition and results of operations would be adversely affected.

We depend, and expect to continue to depend, on a relatively small number of telecom customers for a large portion of our revenues. The loss of any of our major customers, particularly Nera, Nokia or Siemens, or any material reduction in orders from any such customers, would have a material adverse effect on our business, financial condition and results of operations. In the first three months of 2007, and in fiscal 2006 and 2005, revenues from Nokia accounted for 41%, 42% and 47% of our total revenues, respectively. Revenues from Siemens accounted for 17% of our total revenues in the first quarter of 2007 and 23% and 16% of our total revenues for 2006 and 2005, respectively. Revenues from Nera accounted for 21% of revenues in the first quarter of 2007 and 14% and 10% of our total revenues for 2006 and 2005, respectively. We had no other customers individually representing more than 10% of our total revenues for the first quarter of 2007, fiscal 2006 or for fiscal 2005.

During April 2007, Nokia and Siemens merged their telecommunication network businesses. The ongoing impact, if any, of this merger on our continuing relationship with the combined company is uncertain. During the first quarter of 2007, we experienced a decrease in revenues from Siemens as they decreased purchases of legacy products that historically have been outsourced to us and ramped up production of new designs that are produced internally.

We depend on the telecommunications industry for most of our revenues. If this industry suffers another downturn or fails to grow as anticipated, our revenues could decrease and our profitability could suffer. In addition, consolidation in this industry could result in delays or cancellations of orders for our products, adversely impacting our results of operations.

We depend, and expect to remain dependent, on the telecommunications industry for most of our revenues. Revenues from all of our telecom OEM customers comprised 85% of our total revenues in the first quarter of 2007 and 84% of our total revenues in 2006.

The telecommunications industry suffered a significant worldwide downturn beginning in 2000. In connection with this downturn, there were worldwide reductions in telecommunication network projects that resulted in the loss of some of our key customers and reduced revenues from our remaining customers. We also were forced to undertake significant cost reduction measures as a result. The telecommunications industry has begun to grow again, but at a more measured rate than in the 1990s. Our revenues are dependent, in part, on growth of wireless telephony particularly in developing countries, increasing data-intensive cellular traffic, deployment of third-generation, or “3G,” networks and the introduction of other high capacity data-only telecommunication networks. If similar downturns reoccur, or if the telecommunications industry fails to grow as we anticipate, our revenues may remain flat or decrease. Significantly lower revenues would likely force us to make provisions for excess inventory and abandoned or obsolete equipment and reduce our operating expenses. To reduce our operating expenses, we could be required to reduce the size of our workforce and consolidate facilities. We cannot guarantee that we would be able to reduce operating expenses to a level commensurate with the lower revenues resulting from such an industry downturn.

The telecommunications industry has undergone significant consolidation in the past few years and we expect that consolidation to continue. The acquisition of one of our major customers in this market, or one of the communications service providers supplied by one of our major customers, could result in delays or cancellations of orders of our products and, accordingly, delays or reductions in our anticipated revenues and reduced profitability or increased net losses. In particular, during April 2007 Nokia and Siemens merged their telecommunication network businesses. The ongoing impact, if any, of this merger on our ongoing relationship with the combined company is uncertain.

Implementing our acquisition strategy could result in dilution to our stockholders and operating difficulties leading to a decline in revenues and operating profit.

One of our strategies is to grow through acquisitions. To that end, we have completed six acquisitions since our initial public offering, including the acquisition of ALC Microwave, Inc. in April 2007. We intend to continue to pursue acquisitions in our markets that we believe will be beneficial to our business. The process of investigating, acquiring and integrating any business into our business and operations is risky and may create unforeseen operating difficulties and expenditures. The areas in which we may face difficulties include:

•	diversion of our management from the operation of our core business;

•	assimilating the acquired operations and personnel;

•	integrating information technology and reporting systems;

•	retention of key personnel;

•	retention of acquired customers; and

•	implementation of controls, procedures and policies in the acquired business.

In addition to the factors set forth above, we may encounter other unforeseen problems with acquisitions that we may not be able to overcome. Future acquisitions may require us to issue shares of our stock or other securities that dilute our other stockholders, expend cash, incur debt, assume liabilities, including contingent or unknown liabilities, or create additional expenses related to write-offs or amortization of intangible assets with estimated useful lives, any of which could materially adversely affect our revenues and our operating profits.

Our future success depends in part on our ability to further penetrate into new markets, such as defense electronics and homeland security, and we may be unable to do so.

Historically, a large majority of our revenues have been attributable to sales of our RF modules to telecom OEMs such as Nokia. Part of our growth strategy is to design and sell high-frequency RF modules for and to OEMs and systems integrators in new markets, particularly defense electronics and homeland security. To date, only a modest percentage of our revenues have been attributable to sales of RF modules to defense systems integrators. We have only recently begun to design and sell products for the recently emerging homeland security market. The potential size of this market is unclear and we cannot predict how the market will evolve. If increased demand for high-frequency RF modules in the defense electronics and homeland security markets does not materialize, or if we fail to secure new design wins in these markets or if we are unable to design readily manufacturable products for these new markets, our growth and revenues could be adversely impacted, thereby decreasing our profitability or increasing our net losses.

Our operating results may be adversely affected by substantial quarterly and annual fluctuations and market downturns.

Our revenues, earnings and other operating results have fluctuated in the past and our revenues, earnings and other operating results may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others, overall growth in the telecommunications market,

U.S. export law changes, changes in customer order patterns, availability of components from our suppliers, the gain or loss of a significant customer, changes in our product mix, and market acceptance of our products and our customers’ products. These factors are difficult to forecast, and these, as well as other factors, could materially and adversely affect our quarterly or annual operating results.

Because of the shortages of some components and our dependence on single source suppliers and custom components, we may be unable to obtain an adequate supply of components of sufficient quality in a timely fashion, or we may be required to pay higher prices or to purchase components of lesser quality.

Many of our products are customized and must be qualified with our customers. This means that we cannot change components in our products easily without the risks and delays associated with requalification. Accordingly, while a number of the components we use in our products are made by multiple suppliers, we may effectively have single source suppliers for some of these components.

In addition, we currently purchase a number of components, some from single source suppliers, including, but not limited to:

•	semiconductor devices;

•	application-specific monolithic microwave integrated circuits;

•	voltage-controlled oscillators;

•	voltage regulators;

•	surface mount components compliant with the EU’s Restriction of Hazardous Substances, or RoHS, Directive;

•	high-frequency circuit boards;

•	custom connectors;

•	electromagnetic housings;

•	yttrium iron garnet components; and

•	magnetic components.

Any delay or interruption in the supply of these or other components could impair our ability to manufacture and deliver our products, harm our reputation and cause a reduction in our revenues. In addition, any increase in the cost of the components that we use in our products could make our products less competitive and lower our margins. In the past, we suffered from shortages of and quality issues with various components, including voltage-controlled oscillators, voltage regulators, metal enclosures and certain high-frequency circuit boards. These shortages and quality issues adversely impacted our product revenues and could reappear in the future. Our single source suppliers could enter into exclusive agreements with or be acquired by one of our competitors, increase their prices, refuse to sell their products to us, discontinue products or go out of business. Even to the extent alternative suppliers are available to us and their components are qualified with our customers on a timely basis, identifying them and entering into arrangements with them may be difficult and time consuming, and they may not meet our quality standards. We may not be able to obtain sufficient quantities of required components on the same or substantially the same terms.

Our cash requirements will be impacted by our need to increase inventories.

As part of our expansion in the telecommunications market and our increased emphasis on the defense electronics and homeland security markets, we have significantly increased the number of our products during recent fiscal years. The products we manufacture require hundreds or thousands of components obtained from a wide variety of suppliers and we have faced component shortages and quality issues from our suppliers from time to time. In addition, in order to maintain and enhance our competitive position, we must be able to satisfy our customers’ short lead-times and rapidly-changing needs. As a result of these challenges, we have significantly increased our raw materials inventory and added more finished products to our key customers’ consignment stocks so that they will be better-positioned to meet their own customers’ demand. These increases in raw materials and finished goods have significantly increased our working capital needs and may further increase our capital needs in the future.

We rely heavily on a Thailand facility of HANA Microelectronics Co., Ltd., a contract manufacturer, to produce our RF modules. If HANA is unable to produce these modules in sufficient quantities or with adequate quality, or it chooses to terminate our manufacturing arrangement, we will be forced to find an alternative manufacturer and may not be able to fulfill our production commitments to our customers, which could cause sales to be delayed or lost and could harm our reputation.

We outsource the assembly and testing of most of our telecommunication related products to a Thailand facility of HANA Microelectronics Co., Ltd., or HANA, a contract manufacturer. We plan to continue this arrangement as a key element of our operating strategy. If HANA does not provide us with high quality products and services in a timely manner, terminates its relationship with us, or is unable to produce our products due to financial difficulties or political instability we may be unable to obtain a satisfactory replacement to fulfill customer orders on a timely basis. In the event of an interruption of supply from HANA, sales of our products could be delayed or lost and our reputation could be harmed. Our latest manufacturing agreement with HANA expires in October 2008, but will renew automatically for successive one-year periods unless either party notifies the other of its desire to terminate the agreement at least one year prior to the expiration of the term. In addition, either party may terminate the agreement without cause upon 365 days prior written notice to the other party, and either party may terminate the agreement if the non-terminating party is in material breach and does not cure the breach within 30 days after notice of the breach is given by the terminating party. There can be no guarantee that HANA will not seek to terminate its agreement with us.

We rely on Velocium and other third-party semiconductor foundries to manufacture the semiconductors contained in our products. The loss of our relationship with any of these foundries, particularly Velocium, without adequate notice would adversely impact our ability to fill customer orders and could damage our customer relationships.

We design semiconductor devices. However, we do not own or operate a semiconductor fabrication facility, or foundry, and rely on a limited number of third parties to produce these components. Our largest semiconductor foundry supplier is Velocium, a business unit of Northrop Grumman Space & Mission Systems Corp. Velocium produced approximately 50% and 30% of our semiconductors, measured in terms of cost, in 2006 and the first quarter of 2007, respectively, with the balance provided by other suppliers. If Velocium is unable to deliver semiconductors to us in a timely fashion, the resulting delay could severely impact our ability to fulfill customer orders and could damage our relationships with our customers. In addition, the loss of our relationship with or our access to any of the semiconductor foundries we currently use, particularly Velocium, and any resulting delay or reduction in the supply of semiconductor devices to us, would severely impact our ability to fulfill customer orders and could damage our relationships with our customers.

We may not be successful in forming alternative supply arrangements that provide us with a sufficient supply of gallium arsenide devices. Gallium arsenide devices are used in a substantial portion of the products we manufacture. Because there are a limited number of semiconductor foundries that use the particular process technologies we select for our products and that have sufficient capacity to meet our needs, using alternative or additional semiconductor foundries would require an extensive qualification process that could prevent or delay product shipments and revenues. We estimate that it may take up to six months to shift production of a given semiconductor circuit design to a new foundry.

Our products may contain component, manufacturing or design defects or may not meet our customers’ performance criteria, which could cause us to incur significant repair expenses, harm our customer relationships and industry reputation, and reduce our revenues and profitability.

We have experienced manufacturing quality problems with our products in the past and may have similar problems in the future. As a result of these problems, we have replaced components in some products, or replaced the product, in accordance with our product warranties. Our product warranties typically last one to two years. As a result of component, manufacturing or design defects, we may be required to repair or replace a substantial number of products under our product warranties, incurring significant expenses as a result. Further, our customers may discover latent defects in our products that were not apparent when the warranty period expired. These defects may cause us to incur significant repair or replacement expenses beyond the normal warranty period. In addition, any component, manufacturing or design defect could cause us to lose customers or revenues or damage our customer relationships and industry reputation.

We depend on our key personnel. Skilled personnel in our industry can be in short supply. If we are unable to retain our current personnel or hire additional qualified personnel, our ability to develop and successfully market our products would be harmed.

We believe that our future success depends upon our ability to attract, integrate and retain highly skilled managerial, research and development, manufacturing and sales and marketing personnel. Skilled personnel in our industry can be in short supply. As a result, our employees are highly sought after by competing companies and our ability to attract skilled personnel is limited. To attract and retain qualified personnel, we may be required to grant large stock option or other stock-based incentive awards, which may harm our operating results or be dilutive to our other stockholders. We may also be required to pay significant base salaries and cash bonuses, which could harm our operating results.

Due to our relatively small number of employees and the limited number of individuals with the skill set needed to work in our industry, we are particularly dependent on the continued employment of our senior management team and other key personnel. If one or more members of our senior management team or other key personnel were unable or unwilling to continue in their present positions, these persons would be very difficult to replace, and our ability to conduct our business successfully could be seriously harmed. We do not maintain key person life insurance policies.

Competitive conditions may require us to reduce prices in the future and, as a result, we may need to reduce our costs in order to be profitable.

Over the past year, we have reduced many of our prices by 10% to 15% in order to remain competitive and we expect market conditions will cause us to reduce our prices in the future. In order to reduce our per-unit cost of product revenues, we must continue to design and re-design products to require lower cost materials, improve our manufacturing efficiencies and successfully move production to lower-cost, offshore locations. The combined effects of these actions may be insufficient to achieve the cost reductions needed to maintain or increase our gross margins or achieve profitability.

The length of our sales cycle requires us to invest substantial financial and technical resources in a potential sale before we know whether the sale will occur. There is no guarantee that the sale will ever occur and if we are unsuccessful in designing a high-frequency RF module for a particular generation of a customer’s products, we may need to wait until the next generation of that product to sell our products to that particular customer.

Our products are highly technical and the sales cycle can be long. Our sales efforts involve a collaborative and iterative process with our customers to determine their specific requirements either in order to design an appropriate solution or to transfer the product efficiently to our offshore contract manufacturer. Depending on the product and market, the sales cycle can take anywhere from 2 to 24 months, and we incur significant expenses as part of this process without any assurance of resulting revenues. We generate revenues only if our product is selected for incorporation into a customer’s system and that system is accepted in the marketplace. If our product is not selected, or the customer’s development program is discontinued, we generally will not have an opportunity to sell our product to that customer until that customer develops a new generation of its system. There is no guarantee that our product will be selected for that new generation of its ‘parent’ system. In the past, we have had difficulty meeting some of our major customers’ stated volume and cost requirements. The length of our product development and sales cycle makes us particularly vulnerable to the loss of a significant customer or a significant reduction in orders by a customer because we may be unable to quickly replace the lost or reduced sales.

We may not be able to design our products as quickly as our customers require, which could cause us to lose sales and may harm our reputation.

Existing and potential customers typically demand that we design products for them under difficult time constraints. In the current market environment, the need to respond quickly is particularly important. If we are unable to commit the necessary resources to complete a project for a potential customer within the requested timeframe, we may lose a potential sale. Our ability to design products within the time constraints demanded by a customer will depend on the number of product design professionals who are available to focus on that customer’s project and the availability of professionals with the requisite level of expertise is limited.

Each of our telecommunication network products is designed for a specific range of frequencies. Because different national governments license different portions of the frequency spectrum for the telecommunication network market, and because communications service providers license specific frequencies as they become available, in order to remain competitive we must adapt our products rapidly to use a wide range of different frequencies. This may require the design of products at a number of different frequencies simultaneously. This design process can be difficult and time consuming, could increase our costs and could cause delays in the delivery of products to our customers, which may harm our reputation and delay or cause us to lose revenues.

In our other markets, our customers have specific requirements that can be at the forefront of technological development and therefore difficult and expensive to develop. If we are not able to devote sufficient resources to these products, or we experience development difficulties or delays, we could lose sales and damage our reputation with those customers.

We may not be able to manufacture and deliver our products as quickly as our customers require, which could cause us to lose sales and would harm our reputation.

We may not be able to manufacture products and deliver them to our customers at the times and in the volumes they require. Manufacturing delays and interruptions can occur for many reasons, including, but not limited to:

•	the failure of a supplier to deliver needed components on a timely basis or with acceptable quality;

•	lack of sufficient capacity;

•	poor manufacturing yields;

•	equipment failures;

•	manufacturing personnel shortages;

•	labor disputes;

•	transportation disruptions;

•	changes in import/export regulations;

•	infrastructure failures at the facilities of our offshore contract manufacturer;

•	natural disasters;

•	acts of terrorism; and

•	political instability.

Manufacturing our products is complex. The yield, or percentage of products manufactured that conform to required specifications, can decrease for many reasons, including materials containing impurities, equipment not functioning in accordance with requirements or human error. If our yield is lower than we expect, we may not be able to deliver products on time. For example, in the past, we have on occasion experienced poor yields on certain products that have prevented us from delivering products on time and have resulted in lost sales. If we fail to manufacture and deliver products in a timely fashion, our reputation may be harmed, we may jeopardize existing orders and lose potential future sales, and we may be forced to pay penalties to our customers.

As part of our strategy, we may expand our domestic manufacturing capacity beyond the level required for our current sales in order to accommodate anticipated increases in our defense electronics business. As a result, our domestic manufacturing facilities may be underutilized from time to time. Conversely, if we do not maintain adequate manufacturing capacity to meet demand for our defense electronic products, we may lose opportunities for additional sales. Any failure to have sufficient manufacturing capacity to meet demand could cause us to lose revenues, thereby reducing our profitability, or increasing our net losses, and could harm our reputation with customers.

Though we do have long-term commitments from many of our customers, they are not for fixed quantities of product. As a result, we must estimate customer demand, and errors in our estimates could have negative effects on our inventory levels, revenues and results of operations.

We have been required historically to place firm orders for products and manufacturing equipment with our suppliers up to six months prior to the anticipated delivery date and, on occasion, prior to receiving an order for the product, based on our forecasts of customer demands. Our sales process requires us to make multiple demand forecast assumptions, each of which may introduce error into our estimates. If we overestimate customer demand, we may allocate resources to manufacturing products that we may not be able to sell when we expect, if at all. As a result, we would have excess inventory and overhead expense, which would harm our financial results. On occasion, we have experienced adverse financial results due to excess inventory and excess manufacturing capacity. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity were available, we would lose revenue opportunities, market share and damage our customer relationships. On occasion, we have been unable to adequately respond to unexpected increases in customer purchase orders and were unable to benefit from this increased demand. There is no guarantee that we will be able to adequately respond to unexpected increases in customer purchase orders in the future, in which case we may lose the revenues associated with those additional purchase orders and our customer relationships and reputation may suffer.

Some of our customer contracts require us to manufacture products designed by our customers. While we intend to convert many of these products to products of our own design, such transitions may be difficult and/or expensive to implement and delays or difficulties in doing so could harm our operating results.

Some of our customer contracts are based on the transfer of product manufacturing from our customers’ factories to those of our contract manufacturer, HANA. Under these contracts, we may be required to manufacture the products in a manner similar to the way our customers previously manufactured them until we are able to convert these products to products of our own design. The objective of converting a product to one of our own design is to improve manufacturability and lower costs, thereby improving our gross margins. If we encounter difficulties or delays in transitioning a customer’s product to our manufacturing process, revenues attributable to that product could be delayed or lost. The cost of manufacturing a customer-designed product is typically higher than the cost of manufacturing a product of our own design. In the short term, while we are manufacturing a customer-designed product, our gross margins will be adversely impacted. Similarly, difficulties and delays in transitioning a product to a product of our own design will result in reduced profitability over the long-term.

Any failure to protect our intellectual property appropriately could reduce or eliminate any competitive advantage we have.

Our success depends, in part, on our ability to protect our intellectual property. We rely primarily on a combination of patent, copyright, trademark and trade secret laws to protect our proprietary technologies and processes. As of March 31, 2007, we had 42 United States patents issued, many with associated foreign filings and patents. Our issued patents include those relating to basic circuit and device designs, semiconductors, our Multilithic Microsystems technology and system designs. Our issued United States patents expire between 2007 and 2024. We maintain a vigorous technology development program that routinely generates potentially patentable intellectual property. Our decision as to whether to seek formal patent protection is done on a case by case basis and is based on the economic value of the intellectual property, the anticipated strength of the resulting patent, the cost of pursuing the patent and an assessment of using a patent as a strategy to protect the intellectual property.

To protect our intellectual property, we enter into confidentiality and assignment of rights to inventions agreements with our employees, and confidentiality and non-disclosure agreements with third parties, and generally control access to and distribution of our documentation and other proprietary information. These measures may not be adequate in all cases to safeguard the proprietary technology underlying our products. It may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, develop similar technology independently or design around our patents. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited outside of the United States, Europe and Japan. We may not be able to obtain any meaningful intellectual property protection in other countries and territories. Additionally, we may, for a variety of reasons, decide not to file for patent, copyright, or trademark protection outside of the United States. We occasionally agree to incorporate a customer’s or supplier’s intellectual property into our designs, in which case we have obligations with respect to the non-use and non-disclosure of that intellectual property. We also license technology from other companies, including Northrop Grumman Corporation. There are no limitations on our rights to make, use or sell products we may develop in the future using the chip technology licensed to us by Northrop Grumman Corporation. Steps taken by us to prevent misappropriation or infringement of our intellectual property or the intellectual property of our customers may not be successful. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. Litigation of this type could result in substantial costs and diversion of our resources.

We may receive in the future, notices of claims of infringement of other parties’ proprietary rights. In addition, the invalidity of our patents may be asserted or prosecuted against us. Furthermore, in a patent or trade secret action, we could be required to withdraw the product or products as to which infringement was claimed from the market or redesign products offered for sale or under development. We have also at times agreed to indemnification obligations in favor of our customers and other third parties that could be triggered upon an allegation or finding of our infringement of other parties’ proprietary rights. These indemnification obligations would be triggered for reasons including our sale or supply to a customer or other third parties of a product which was later discovered to infringe upon another party’s proprietary rights. Irrespective of the validity or successful assertion of such claims we would likely incur significant costs and diversion of our resources with respect to the defense of such claims. To address any potential claims or actions asserted against us, we may seek to obtain a license under a third party’s intellectual property rights. However, in such an instance, a license may not be available on commercially reasonable terms, if at all.

With regard to our pending patent applications, it is possible that no patents may be issued as a result of these or any future applications or the allowed patent claims may be of reduced value and importance. If they are issued, any patent claims allowed may not be sufficiently broad to protect our technology. Further, any existing or future patents may be challenged, invalidated or circumvented thus reducing or eliminating their commercial value. The failure of any patents to provide protection to our technology might make it easier for our competitors to offer similar products and use similar manufacturing techniques.

Risks Relating to Our Industry

We have increased our focus on sales to the United States government and other governmental agencies. Our revenues in this market largely depend upon the funding and implementation decisions of Congress and government agencies. These decisions could change abruptly and without notice, unexpectedly reducing our current or future revenues in this market.

Our growth is partially dependent on growth in sales to defense electronics and homeland security prime contractors as a first-tier subcontractor. Government appropriations and prime contractor reactions to changing levels of contract funding availability can cause re-programming of first-tier subcontractor requirements by prime contractors in a way that reduces our current revenues or future revenue forecasts. These funding and implementation decisions are difficult to predict and may change abruptly. As such, our quarterly revenues from these customers may fluctuate significantly from quarter to quarter. Additionally, if these funding and implementation decisions change in a manner unfavorable to us, we could find that previously expected and forecasted revenues do not materialize at all.

Our failure to compete effectively could reduce our revenues and margins.

Among merchant suppliers in the telecommunication network market, we primarily compete with Compel Electronics Inc., Filtronic plc, Linkra Srl, Microelectronics Technology Inc., Remec Broadband Wireless, Inc., Teledyne Technologies Incorporated and Thales Group SA. In addition to these companies, there are telecom OEMs, such as Ericsson and NEC Corporation, that use their own captive resources for the design and manufacture of their high-frequency RF transceiver modules, rather than use merchant suppliers like us. Additionally, during the first quarter of 2007, we experienced a decrease in revenues from Siemens as they increased the use of their captive resources for the manufacture of their modules. We believe that over one half of the high-frequency RF transceiver modules manufactured today are being produced by these captive resources. To the extent that telecom OEMs presently, or may in the future, produce their own RF transceiver modules, we lose the opportunity to gain a customer and the potential related sales. Further, if a telecom OEM were to sell its captive operation to a competitor, we would lose the opportunity to acquire those potential sales. In the defense electronics and homeland security markets, we primarily compete with Aeroflex Incorporated, AML Communications Inc., Chelton, Ltd., Ciao Wireless, CTT Inc., Herley Industries, Inc., KMIC Technology, Inc., M/A-Com, Miteq, Inc. and Teledyne Technologies Incorporated.

Many of our current and potential competitors are substantially larger than us and have greater financial, technical, manufacturing and marketing resources. In addition, we have only recently begun to design and sell products for homeland security applications as the market for homeland security is only now emerging. If we are unable to compete successfully, our future operations and financial results will be harmed.

Our failure to comply with any applicable environmental regulations could result in a range of consequences, including fines, suspension of production, excess inventory, sales limitations and criminal and civil liabilities.

Due to environmental concerns, the need for lead-free solutions in electronic components and systems is receiving increasing attention within the electronics industry as companies are moving towards becoming compliant with the Restriction of Hazardous Substances Directive, or RoHS Directive. The RoHS Directive is European Union legislation that restricts the use of a number of substances, including lead, after July 2006. We believe that our products impacted by these regulations are compliant with the RoHS Directive and that materials will continue to be available to meet these new regulations. However, it is possible that unanticipated supply shortages or delays or excess non-compliant inventory may occur as a result of these new regulations. Failure to comply with any applicable environmental regulations could result in a range of consequences, including loss of sales, fines, suspension of production, excess inventory and criminal and civil liabilities.

Government regulation of the communications industry could limit the growth of the markets that we serve or could require costly alterations of our current or future products.

The markets that we serve are highly regulated. Communications service providers must obtain regulatory approvals to operate broadband wireless access networks within specified licensed bands of the frequency spectrum. Further, the Federal Communications Commission and foreign regulatory agencies have adopted regulations that impose stringent RF emissions standards on the communications industry. In response to the new environmental regulations on health and safety in Europe and China, we are required to design and build a lead-free product. Changes to these regulations may require that we alter the performance of our products.

Risks Relating to Ownership of Our Stock

The assets of Wood River Capital Management, L.L.C. and certain of its affiliates, the holders of shares of common stock representing approximately 26.4% of our outstanding capital stock as of May 30, 2007, have been placed into receivership by the Securities and Exchange Commission, and the Receiver may dispose of such shares of our common stock. Such disposition may adversely affect the trading price of our common stock.

As of May 30, 2007, Wood River Capital Management, L.L.C. and certain of its affiliates, which we refer to collectively as the Wood River Entities, owned approximately 26.4% of our outstanding capital stock (all outstanding stock measured on an as-converted to common stock basis and assuming exercise in full of the warrant held by Oak Investment Partners XI, Limited Partnership, which we refer to as Oak). On October 13, 2005, the Securities and Exchange Commission filed an emergency action against the Wood River Entities and, concurrently with the filing of the action, an order was entered placing the Wood River Entities into receivership. As a result, Arthur J. Steinberg, solely in his capacity as the court-appointed receiver for the Wood River Entities and not in his individual capacity, whom we refer to in this prospectus as the Receiver, may also be deemed to have beneficial ownership of such shares. We have entered into a settlement agreement and a registration rights agreement with the Receiver pursuant to which we have filed the registration statement of which this prospectus is a part and have agreed to cooperate with the Receiver in a underwritten offering or registered direct offering of the Endwave shares held by the Wood River Entities. Any disposition of the Endwave shares held by the Wood River Entities may have the effect of reducing the trading price of our common stock.

The market price of our common stock has fluctuated historically and is likely to fluctuate in the future.

The price of our common stock has fluctuated widely since our initial public offering in October 2000. In the first three months of 2007, the lowest daily closing sales price for our common stock was $10.67 and the highest daily closing sales price for our common stock was $13.59. In 2006, the lowest daily closing sales price for our common stock was $8.98 and the highest daily closing sales price for our common stock was $17.15. The market price of our common stock can fluctuate significantly for many reasons, including, but not limited to:

•	our financial performance or the performance of our competitors;

•	the purchase or sale of common stock, or short-selling or other transactions involving our securities, particularly by the Wood River Entities, Oak or other large stockholders;

•	technological innovations or other trends or changes in the telecommunication network, defense electronics or homeland security markets;

•	successes or failures at significant product evaluations or site demonstrations;

•	the introduction of new products by us or our competitors;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors;

•	decisions by major participants in the communications industry not to purchase products from us or to pursue alternative technologies;

•	decisions by investors to de-emphasize investment categories, groups or strategies that include our company or industry;

•	market conditions in the industry, the financial markets and the economy as a whole; and

•	the low trading volume of our common stock.

It is likely that our operating results in one or more future quarters may be below the expectations of security analysts and investors. In that event, the trading price of our common stock would likely decline. In addition, the stock market has experienced extreme price and volume fluctuations. These market fluctuations can be unrelated to the operating performance of particular companies and the market prices for securities of technology companies have been especially volatile. Future sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. Additionally, future stock price volatility for our common stock could provoke the initiation of securities litigation, which may divert substantial management resources and have an adverse effect on our business, operating results and financial condition. Our existing insurance coverage may not sufficiently cover all costs and claims that could arise out of any such securities litigation. We anticipate that prices for our common stock will continue to be volatile.

We have two shareholders that own a large percentage of our outstanding capital stock and, as a result of their significant ownership, are able to significantly affect the outcome of matters requiring stockholder approval.

The Wood River Entities own 4,102,247 shares of our outstanding common stock. In addition, Oak owns 300,000 shares of our Series B Preferred Stock that are convertible into 3,000,000 shares of our common stock and a warrant to purchase 90,000 shares of our Series B Preferred Stock that upon issuance will be convertible into 900,000 shares of our common stock. Assuming the exercise in full of the warrant issued to Oak and the conversion of Oak’s preferred shares into common stock, as of May 30, 2007, Oak owned approximately 25.1% of our outstanding capital stock and the Wood River Entities owned approximately 26.4% of our outstanding capital stock.

Because most matters requiring approval of our stockholders require the approval of the holders of a majority of the shares of our outstanding capital stock present in person or by proxy at the annual meeting, the significant ownership interest of Oak and the Wood River Entities allows Oak and the Wood River Entities, and the Receiver of the Wood River Entities, to affect significantly the election of our directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may also delay, deter or prevent a change in control and may make some transactions more difficult or impossible to complete without their support, even if the transaction is favorable to our stockholders as a whole.

Our certificate of incorporation, bylaws and arrangements with executive officers contain provisions that could delay or prevent a change in control.

We are subject to certain Delaware anti-takeover laws by virtue of our status as a Delaware corporation. These laws prevent us from engaging in a merger or sale of more than 10% of our assets with any stockholder, including all affiliates and associates of any stockholder, who owns 15% or more of our outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of our voting stock, unless our board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock of the corporation, or the business combination is approved by our board of directors and authorized by at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder. A corporation may opt out of the Delaware anti-takeover laws in its charter documents, however we have not chosen to do so. Our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control of management, including a staggered board of directors, the elimination of the ability of our stockholders to act by written consent, discretionary authority given to our board of directors as to the issuance of preferred stock, and indemnification rights for our directors and executive officers. Additionally, during 2005, our board of directors adopted a Stockholder Rights Plan, providing for the distribution of one preferred share purchase right for each outstanding share of common stock held as of December 12, 2005, that may lead to the delay or prevention of a change in control that is not approved by our board of directors. We have an Executive Officer Severance and Retention Plan and a Key Employee Severance and Retention Plan that provide for severance payments and the acceleration of vesting of a percentage of certain stock options granted to our executive officers and certain senior, non-executive employees under specified conditions. These plans may make us a less attractive acquisition target or may reduce the amount a potential acquirer may otherwise be willing to pay for our company.

USE OF PROCEEDS

The shares are being sold by the selling stockholders acting as principal for their own respective accounts. We will not determine the offering price in connection with any sales and we will not be entitled to receive any of the proceeds from such sales.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by Wood River Partners, L.P. and Wood River Partners Offshore, Ltd., which we refer to in this prospectus as the selling stockholders, of up to 4,102,247 shares of our common stock purchased by the selling stockholders on the open market. We are filing the registration statement of which this prospectus is a part pursuant to a registration rights agreement we entered into with the Receiver for the selling stockholders.

Wood River Partners, L.P. beneficially owns 1,980,071 shares of our common stock, or approximately 17.1% of our outstanding common stock, and Wood River Partners Offshore, Ltd. beneficially owns 2,122,176 shares of our common stock, or approximately 18.3% of our outstanding common stock. All of the shares of common stock owned by the selling stockholders are being offered in this offering and, if the offering covered by this prospectus is completed in its entirety, the selling stockholders will no longer hold any shares of our common stock.

Wood River Associates, L.L.C. is the general partner of Wood River Partners, L.P. and may be deemed to beneficially own the shares held by Wood River Partners, L.P. Wood River Capital Management, L.L.C. is the investment adviser to Wood River Partners Offshore, Ltd. and may be deemed to beneficially own the shares held by Wood River Partners Offshore, Ltd. David Bree, Peter J. O’Dwyer and Don Seymour are the directors of Wood River Partners Offshore, Ltd. and may be deemed to beneficially own the shares held by Wood River Partners Offshore, Ltd.

On October 13, 2005, pursuant to an order of the United States District Court for the Southern District of New York, Arthur Steinberg, Esq. was appointed the Receiver for Wood River Associates, L.L.C., Wood River Capital Management, L.L.C., Wood River Partners, L.P. and Wood River Partners Offshore, Ltd., and, solely in his capacity as Receiver and not in his individual capacity, may be deemed to beneficially own the 4,102,247 shares of our common stock, or approximately 35.4% of our outstanding common stock, held by the selling stockholders.

On May 23, 2007, we executed a settlement agreement with the Receiver, pursuant to which we have agreed to settle our claims against the Wood River Entities arising out of the Wood River Entities’ accumulation of our common stock. In connection with the settlement agreement, we also entered into a registration rights agreement with the Receiver, pursuant to which we have agreed to file with the Securities and Exchange Commission, or the SEC, the registration statement of which this prospectus is a part and to cooperate with the Receiver, upon the Receiver’s request, in an underwritten offering or registered direct offering of the shares of our common stock held by the Wood River Entities. Under the registration rights agreement, an underwritten offering is defined as a registered offering in which the shares of our common stock owned by the Wood River Entities are sold to one or more underwriters for reoffering to the public and a registered direct offering is defined as a registered offering in which the shares of our common stock owned by the Wood River Entities are sold in a negotiated trade in which one or more investment banking firms engaged for such purpose will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

Pursuant to the settlement agreement, upon the earliest of (i) the sale by the Wood River Entities of a number of shares of our common stock such that after giving effect to the sale they hold in the aggregate less than 10% of the then-outstanding shares of our common stock, (ii) the consummation of an underwritten offering or registered direct offering commenced pursuant to the registration rights agreement pursuant to which the Receiver elects to sell a number of shares of our common stock such that after the closing of the offering the Wood River Entities continue to own in the aggregate more than 10% of the then-outstanding shares of our common stock or (iii) promptly after the Receiver’s termination of an underwritten offering or registered direct offering commenced pursuant to the registration rights agreement, the Receiver will be required to pay us $425,000, which we refer to as the Settlement Amount, for out-of-pocket expenses incurred by us arising out of the Wood River Entities’ accumulation of our common stock. This amount is payable in cash or, if mutually agreed by the Receiver and us, in our common stock or a combination of cash and our common stock. However, in the event the Receiver terminates an underwritten or registered direct offering commenced pursuant to the registration rights agreement prior to the time that the Wood River Entities hold in the aggregate less than 10% of the then-outstanding shares of our common stock, the Wood River Entities may pay the Settlement Amount in cash or, at the Receiver’s discretion, by delivering to us a number of shares of our common stock determined by dividing the Settlement Amount by the average closing price of our common stock for the twenty trading days prior to such termination. The settlement agreement also includes mutual releases by both us and the Receiver that will become effective on the date the Wood River Entities have sold a number of shares of our common stock such that after giving effect to the sale they hold in the aggregate less than 10% of the then-outstanding shares of our common stock or, if we commence an underwritten offering or registered direct offering pursuant to the registration rights agreement but either the Receiver elects to sell a number of shares of our common stock in that offering such that after the closing of the offering the Wood River Entities continue to own in the aggregate more than 10% of the then-outstanding shares of our common stock or elects to terminate the offering, the date of the closing or termination of the offering.

The registration rights granted under the registration rights agreement terminate upon the earlier of the date that is one year after the effective date of the registration statement of which this prospectus is a part (subject to extension and suspension under certain circumstances) or the earliest date when the Wood River Entities hold in the aggregate less than 10% of the then-outstanding shares of our common stock. Under the registration rights agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until the registration rights granted under the registration rights agreement terminate (subject to extension and suspension under certain circumstances). The registration rights agreement provides that the Wood River Entities will pay all discounts and commissions or placement agent fees in connection with an offering pursuant to the registration rights agreement. The registration rights agreement further provides that the Wood River Entities will pay all other expenses incident to our performance of the registration rights agreement, subject to a cap of $750,000 of expenses related to an underwritten offering or $550,000 of expenses related to a registered direct offering, in either case, such expenses to be payable in cash or, if mutually agreed by the Receiver and us, in our common stock or a combination of cash and our common stock. However, in the event the Receiver terminates an offering commenced by us pursuant to the registration rights agreement, the Wood River Entities will pay, within ten days of our written request, our accrued expenses pursuant to the registration rights agreement (subject to the applicable cap), in cash or, at the Receiver’s discretion, by delivering to us a number of shares of our common stock determined by dividing those accrued expenses (subject to the applicable cap) by the average closing price of our common stock for the twenty trading days prior to such termination. Under the registration rights agreement, if the Receiver elects to engage in an underwritten offering or a registered direct offering, each of the Receiver and us shall with the consent of the other select an investment bank of national standing to be an underwriter or placement agent for the offering. Also, the Receiver and we have agreed to cooperate with each other and such investment banks in effecting either an underwritten offering or a registered direct offering, at the Receiver’s election.

The registration rights agreement also provides that the Wood River Entities may not dispose of any shares of our common stock held by them, except in connection with an underwritten offering or registered direct offering pursuant to the registration rights agreement, in compliance with Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, or in dispositions where a Wood River Entity transfers shares to another Wood River Entity, until the consummation of an underwritten offering or registered direct offering pursuant to which the Wood River Entities sell a number of shares of our common stock such that after giving effect to the offering they would own less than 10% of the then-outstanding shares of our common stock.

If so requested by the underwriters for an underwritten offering or the placement agents for any registered direct offering conducted pursuant to the registration rights agreement, we will agree not to effect any underwritten public sale or distribution or registered direct offering of any securities for our own account or the account of any other person (other than the Receiver and the Wood River Entities) that are the same as or similar to our common stock, or any securities convertible into, or exchangeable or exercisable for, any securities that are the same as or similar to our common stock, during the period from the date of the initial due diligence or drafting session with such underwriters or placement agents in relation to an underwritten offering or registered direct offering pursuant to the registration rights agreement until 90 days after the date of closing of the offering (subject to extension under certain circumstances), and to use our reasonable best efforts to cause our executive officers and directors and any beneficial owners of more than 10% of our common stock other than the Receiver and the Wood River Entities to enter into a similar agreement with such underwriter or placement agent. If so requested by the underwriters for an underwritten offering or the placement agents for any registered direct offering conducted pursuant to the registration rights agreement, the Receiver will agree that the Wood River Entities will not sell or otherwise transfer or dispose of any shares of our common stock, other than the shares of our common stock included in the offering, during the period from the date of the initial due diligence or drafting session with such underwriters or placement agents until 90 days after the date of closing of the offering (subject to extension under certain circumstances).

Because most matters requiring approval of our stockholders require the approval of the holders of a majority of the shares of our outstanding common stock present in person or by proxy at the meeting, the significant ownership interest of the selling stockholders allows them to affect significantly the election of our directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may also delay, deter or prevent a change in control and may make some transactions more difficult or impossible to complete without their support, even if the transaction is favorable to our stockholders as a whole.

PLAN OF DISTRIBUTION

We are registering 4,102,247 shares of our common stock under this prospectus on behalf of the selling stockholders. We will not receive any proceeds from the sale of such shares.

The selling stockholders may sell some or all of the securities covered by this prospectus from time to time at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated, by one or more of the following methods:

•	block trades in which a broker or dealer engaged for such purpose will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

The selling stockholders may also sell the shares of our common stock covered by this prospectus pursuant to Rule 144 under the Securities Act, if available, rather than pursuant to this prospectus.

We have entered into a registration rights agreement with the Receiver for the Wood River Entities, pursuant to which we have agreed to file with the SEC the registration statement of which this prospectus is a part and to cooperate with the Receiver, upon the Receiver’s request, in an underwritten offering or registered direct offering of the shares of our common stock held by the Wood River Entities. An underwritten offering is a registered offering in which the shares of our common stock owned by the Wood River Entities are sold to one or more underwriters for reoffering to the public and a registered direct offering is a registered offering in which the shares of our common stock owned by the Wood River Entities are sold in a negotiated trade in which one or more broker-dealers engaged for such purpose will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

Except as described below, to our knowledge, the selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor, except as described below, do we know the identity of the brokers or market makers that will participate in the sale of the shares. The selling stockholders may decide not to sell any shares.

The registration rights granted under the registration rights agreement terminate upon the earlier of the date that is one year after the effective date of the registration statement of which this prospectus is a part (subject to extension and suspension under certain circumstances) or the earliest date when the Wood River Entities hold in the aggregate less than 10% of the then-outstanding shares of our common stock. Under the registration rights agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until the registration rights granted under the registration rights agreement terminate (subject to extension and suspension under certain circumstances). The registration rights agreement provides that the Wood River Entities will pay all discounts and commissions or placement agent fees in connection with an offering pursuant to the registration rights agreement. The registration rights agreement further provides that the Wood River Entities will pay all other expenses incident to our performance of the registration rights agreement, subject to a cap of $750,000 of expenses related to an underwritten offering or $550,000 of expenses related to a registered direct offering, in either case, such expenses to be payable in cash or, if mutually agreed by the Receiver and us, in our common stock or a combination of cash and our common stock. However, in the event the Receiver terminates an offering commenced by us pursuant to the registration rights agreement, the Wood River Entities will pay, within ten days of our written request, our accrued expenses pursuant to the registration rights agreement (subject to the applicable cap), in cash or, at the Receiver’s discretion, by delivering to us a number of shares of our common stock determined by dividing those accrued expenses (subject to the applicable cap) by the average closing price of our common stock for the twenty trading days prior to such termination. Under the registration rights agreement, if the Receiver elects to engage in an underwritten offering or a registered direct offering, each of the Receiver and us shall with the consent of the other select an investment bank of national standing to be an underwriter or placement agent for the offering. Also, the Receiver and we have agreed to cooperate with each other and such investment banks in effecting either an underwritten offering or a registered direct offering, at the Receiver’s election.

Any broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

We expect that the selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of the underwritten offering or registered direct offering or other disposition of our common stock, subject to the limitations in the registration rights agreement.

The selling stockholders may engage brokers, dealers or underwriters in connection with the offer and sale of the shares covered by this prospectus, and any brokers, dealers or underwriters may arrange for other brokers, dealers or underwriters to participate in effecting sales of such shares. These brokers, dealers or underwriters may act as principals, or as agents of the selling stockholders. Broker-dealers participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on The NASDAQ Global Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price or at negotiated prices and terms, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers or underwriters involved in the offering;

•	the terms of the offering;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission or fees paid or discounts or concessions allowed to such underwriters or broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities

Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholders or other persons or entities. Furthermore, Regulation M may prohibit any person engaged in the distribution of the securities from engaging in market-making and certain other activities with respect to those securities for a specified period of time. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

At the time of the underwritten offering or registered direct offering, a revised prospectus, prospectus supplement or amendment to the prospectus (including a post-effective amendment) may be filed with the SEC or a report filed pursuant to the Exchange Act and incorporated by reference into this prospectus (which Exchange Act report will be identified in a prospectus filed to the extent required by the Securities Act), to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. If required, such prospectus supplement or amendment to the prospectus (including a post-effective amendment) will be distributed. We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The registration rights agreement also provides that the Wood River Entities may not dispose of any shares of our common stock held by them, except in connection with an underwritten offering or registered direct offering pursuant to the registration rights agreement, in compliance with Rule 144 under the Securities Act or in dispositions where a Wood River Entity transfers shares to another Wood River Entity, until the consummation of an underwritten offering or registered direct offering pursuant to which the Wood River Entities sell a number of shares of our common stock such that after giving effect to the offering they would own less than 10% of the then-outstanding shares of our common stock.

If so requested by the underwriters for an underwritten offering or the placement agents for any registered direct offering conducted pursuant to the registration rights agreement, we will agree not to effect any underwritten public sale or distribution or registered direct offering of any securities for our own account or the account of any other person (other than the Receiver and the Wood River Entities) that are the same as or similar to our common stock, or any securities convertible into, or exchangeable or exercisable for, any securities that are the same as or similar to our common stock, during the period from the date of the initial due diligence or drafting session with such underwriters or placement agents in relation to an underwritten offering or registered direct offering pursuant to the registration rights agreement until 90 days after the date of closing of the offering (subject to extension under certain circumstances), and to use our reasonable best efforts to cause our executive officers and directors and any beneficial owners of more than 10% of our common stock other than the Receiver and the Wood River Entities to enter into a similar agreement with such underwriter or placement agent. If so requested by the underwriters for an underwritten offering or the placement agents for any registered direct offering conducted pursuant to the registration rights agreement, the Receiver will agree that the Wood River Entities will not sell or otherwise transfer or dispose of any shares of our common stock, other than the shares of our common stock included in the offering, during the period from the date of the initial due diligence or drafting session with such underwriters or placement agents until 90 days after the date of closing of the offering (subject to extension under certain circumstances).

We cannot ensure you that the selling stockholders will sell all or any portion of the shares offered hereby.

LEGAL MATTERS

Cooley Godward Kronish LLP, San Francisco, California, is giving an opinion as to the validity of the common stock offered by this prospectus.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting, which is included in management’s report on internal control over financial reporting, incorporated in this Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the reports of Burr, Pilger & Mayer LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.endwave.com. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

•	our annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 14, 2007;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2007 filed with the SEC on May 8, 2007;

•	our preliminary proxy statement and definitive proxy statement relating to our annual meeting of stockholders filed with the SEC on May 29, 2007 and June 13, 2007, respectively;

•	our current reports on Form 8-K filed with the SEC on January 5, 2007, February 5, 2007, May 30, 2007, both of our current reports on Form 8-K filed with the SEC on February 7, 2007 and both of our current reports on Form 8-K filed with the SEC on April 24, 2007; and

•	the description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 8-A, filed with the SEC on September 27, 2000, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be filed by writing, calling, or emailing us at the following address:

Endwave Corporation
Attention: Investor Relations
130 Baytech Drive
San Jose, CA 95134
Telephone: (408) 522-3100
Email: mary@summitirgroup.com
www.shareholder.com/endwave/docreq.cfm

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the registration and subsequent public offering of the common stock being registered hereby. The selling stockholders have agreed to reimburse us for all of these expenses, subject to the limitations in the registration rights agreement described in the section entitled “Selling Stockholders.” All the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$1,392
NASD registration fee	5,000
Legal fees and expenses	200,000
Accounting fees and expenses	100,000
Printing expenses	50,000
Roadshow and miscellaneous expenses	70,000

Total	$426,392

Item 15.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that we must indemnify our directors to the fullest extent under applicable law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to Endwave and its stockholders. However, our directors may be personally liable for:

•	any breach of duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide that:

•	we are required to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law, subject to limited exceptions;

•	we may indemnify our other officers, employees and other agents as set forth in Delaware law or any other applicable law;

•	we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

•	the rights conferred in the bylaws are not exclusive.

We have purchased and maintain insurance to protect persons entitled to indemnification in accordance with our by-laws against liabilities asserted against or incurred by them in their capacity or arising out of their status.

We have entered into indemnification agreements with each of our directors and certain of our officers. These agreements, among other things, require us to indemnify each director and officer who is a party to an indemnification agreement to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in the right of Endwave, arising out of the person’s services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 16.	Exhibits.

Exhibit
Number		Description of the Document

3	.1(1)	Amended and Restated Certificate of Incorporation effective October 20, 2000.
3	.2(2)	Certificate of Amendment of Amended and Restated Certificate of Incorporation effective June 28, 2002.
3	.3(1)	Amended and Restated Bylaws effective October 20, 2000.
3	.4(3)	Certificate of Designation for Series A Junior Participating Preferred Stock.
3	.5(4)	Certificate of Designation of Series B Preferred Stock.
4	.1(1)	Specimen Common Stock Certificate.
4	.2(3)	Rights Agreement dated as of December 1, 2005 between the Registrant and Computershare Trust Company, Inc.
4	.3(3)	Form of Rights Certificate.
4	.4(4)	Preferred Stock and Warrant Purchase Agreement by and between Oak Investment Partners XI, Limited Partnership and the Registrant dated April 24, 2006.
4	.5(4)	Warrant issued to Oak Investment Partners XI, Limited Partnership.
4	.6(5)	Registration Rights Agreement by and between the Registrant and Arthur Steinberg, as receiver for Wood River Capital Management, L.L.C., Wood River Associates, L.L.C., Wood River Partners, L.P. and Wood River Partners Offshore, Ltd., dated as of May 17, 2007.
10	.1(5)	Settlement Agreement by and between the Registrant and Arthur Steinberg, as receiver for Wood River Capital Management, L.L.C., Wood River Associates, L.L.C., Wood River Partners, L.P. and Wood River Partners Offshore, Ltd., dated as of May 17, 2007.
5.1		Opinion of Cooley Godward Kronish LLP.
23.1		Consent of Burr, Pilger & Mayer LLP, independent registered public accounting firm.
23.2		Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.
24.1		Power of Attorney. Reference is made to the signature page hereto.

(1)	Previously filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-41302) and incorporated herein by reference.

(2)	Previously filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference.

(3)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on December 5, 2005 and incorporated herein by reference.

(4)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on April 26, 2006 and incorporated herein by reference.

(5)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on May 30, 2007 and incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 26, 2007.

Endwave Corporation

By:	/s/ Edward A Keible, Jr.
Edward A. Keible, Jr.
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward A. Keible and Brett W. Wallace, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and any additional registration statements filed pursuant to Rule 462, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward A. Keible Edward A. Keible	President, Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2007

/s/ Brett W. Wallace Brett W. Wallace	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2007

/s/ Edward C.V. Winn Edward C.V. Winn	Chairman of the Board of Directors	June 26, 2007

/s/ Joseph J. Lazzara Joseph J. Lazzara	Director	June 26, 2007

/s/ John F. McGrath, Jr. John F. McGrath, Jr.	Director	June 26, 2007

Signature	Title	Date

/s/ Wade Meyercord Wade Meyercord	Director	June 26, 2007

/s/ Eric D. Stonestrom Eric D. Stonestrom	Director	June 26, 2007

EXHIBIT INDEX

Exhibit
Number	Description of the Document

5.1	Opinion of Cooley Godward Kronish LLP.
23.1	Consent of Burr, Pilger & Mayer LLP, independent registered public accounting firm.
23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to the signature page hereto.